                                                                    Exhibit 10.1
                                                                    ------------

                                   AGREEMENT


          This Agreement ("Agreement"), effective as of September 14, 2001 (the "Termination Date"), is made between David D. Marshall ("Employee") and DQE, Inc. (the "Company"). Employee has served as an employee of the Company pursuant to the terms of an Employment Agreement, dated as of January 1, 2000 (the "Employment Agreement"). The Company and Employee also previously entered into a Severance Agreement, dated as of April 4, 1997 (the "Severance Agreement"), and a Non-Competition and Confidentiality Agreement, dated as of October 3, 1996 (the "Non-Competition and Confidentiality Agreement"). The parties, intending to be legally bound hereby, enter into this Agreement as follows:

          1. Employee hereby voluntarily retires and resigns, effective as of the Termination Date, as Chairman of the Board, President and Chief Executive Officer of the Company, and from all other positions as an employee, officer and director of (a) the Affiliated Companies (as defined below), (b) any company of which any of the Affiliated Companies is a shareholder or investor, and (c) any company with respect to which Employee serves as an officer or director or in any other capacity at the request of an Affiliated Company. Employee covenants and agrees that he will execute any agreements or documents necessary to formally effect such resignations and retirements. For purposes of this Agreement, "Affiliated Companies" shall mean the Company and any direct or indirect subsidiary or affiliate of the Company.

          2. Subject to Paragraph 12 and the other terms and conditions of this Agreement, the Company, on its behalf, and on behalf of the Released Parties as defined in Paragraph 4 below, has agreed to provide to Employee, and Employee has expressly agreed to accept, the following, in full settlement, release and discharge of all possible claims, known or unknown, which Employee might have or might have claimed for any reason, as further delineated in Paragraph 4 below, and as consideration for the other covenants and agreements of Employee set forth in this Agreement:

               a. Promptly following the Termination Date, the Company shall pay to Employee a lump sum payment of $19,232.00, minus all applicable withholding taxes, representing the sum of (i) Employee's base salary through the Termination Date to the extent not theretofore paid, (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by Employee as of the Termination Date to the extent not theretofore paid, and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Employee as of the Termination Date to the extent not theretofore paid.

               b. Employee shall be entitled to receive all benefits accrued by him as of the Termination Date under the Retirement Plan for Employees of Duquesne Light Company (the "Retirement Plan"), the Supplemental Retirement Plan for Non-Represented Employees of Duquesne Light Company (the "Supplemental Plan"), the Pension Service Supplement Plan (the "PSSP") (but only to the extent not previously paid or distributed to Employee through the purchase of annuity contracts or otherwise) and all other qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company in such manner and at such time as are provided under the terms of such plans and arrangements.

               c. Promptly following the Termination Date, the Company shall pay to Employee a lump sum payment of $526,508.00, minus all applicable withholding taxes, representing an amount equal to the actuarial equivalent of the additional benefit Employee would have accrued under the Retirement Plan, the Supplemental Plan and the PSSP if Employee's actual service with the Company had ended December 31, 2003 and had his covered compensation for each calendar year during such additional period equaled his highest covered compensation for any of the three most recent calendar years ended prior to the Termination Date.

               d. For the period from the Termination Date through December 31, 2003, Employee shall be entitled to continuation of his base salary, at the rate of $41,666.69 per month. This salary continuation shall be payable in accordance with the Company's regular payroll practices and shall be subject to all applicable withholding taxes. Notwithstanding the foregoing, the obligation of the Company to make these salary continuation payments to Employee shall terminate forthwith if Employee shall have breached any of his obligations under this Agreement.

               e. For each month commencing October 2001 and ending December 2003, the Company shall pay to Employee a payment of $20,833.33, minus all applicable withholding taxes, each such payment representing one-twelfth (1/12) of Employee's target annual bonus for the 2001 fiscal year. Notwithstanding the foregoing, the obligation of the Company to make these monthly payments to Employee shall terminate forthwith if Employee shall have breached any of his obligations under this Agreement .

               f. Promptly following the Termination Date, the Company shall pay to Employee a lump sum payment of $31,116.25, minus all applicable withholding taxes, representing an amount equal to two (2) times the projected cost to the Company of providing Employee, for the period from the Termination Date through December 31, 2003, life and disability insurance coverage substantially similar to the coverage which Employee was receiving immediately prior to the Termination Date.

               g.  Employee shall be entitled to receive a pro rata cash bonus
                                                           --------
          for the 2001 fiscal year. Such cash bonus, if any, shall be equal to the cash bonus Employee would have been entitled to receive under his annual incentive arrangement had his employment with the Company continued, as determined by the Compensation Committee of the Board of Directors of the Company, times a fraction, the numerator of which is 257 and the denominator of which is 365 (i.e. 257/365). Any such cash bonus shall be paid to Employee, minus all applicable withholding taxes, at the same time and in the same manner as active executives of the Company receive their cash bonuses for fiscal year 2001.

               h. Promptly following the Termination Date, the Company shall pay to Employee a lump sum payment of $256,160, which amount is equal to two times the estimated cost to the Company to have provided to Employee, until Employee attained Medicare benefit eligibility, the health benefits that he was being provided as of the Termination Date. Such amount was calculated by Hewitt & Associates.

               i. All stock options held by Employee that were not awarded as of the Termination Date shall be deemed to have expired as of the Termination Date. All stock options held by Employee that were awarded as of the Termination Date shall be fully vested and exercisable and shall remain in effect in accordance with their respective terms until September 14, 2004 or earlier expiration of their ten-year terms. Exhibit A to this Agreement, which is incorporated by reference as if set forth fully in this Agreement, sets forth a description of all of Employee's stock options that were awarded as of the Termination Date. Except as may be otherwise expressly provided in this Agreement, such stock options shall be subject to all of the applicable terms and conditions of the Long-Term Incentive Plan and the applicable stock option agreements.

               j. For one year following the Termination Date, Employee shall have the right, at the Company's expense, to continue to use the financial planning and counseling services offered to Company executives by AYCO in accordance with the guidelines established by the Company for such services.

               k. In the event it is determined that any payment under this Agreement is a parachute payment subject to the excise tax set forth in Section 4999 of the Internal Revenue Code, then the provisions of
          Section 8(c) of the Employment Agreement shall be deemed in effect and applicable to Employee and the Company.

          Except as expressly provided above, Employee waives any compensation, benefits or rights that may have accrued in his capacity as an employee or otherwise prior to the date of this Agreement and shall not be entitled to receive any salary, fees or benefits or participate in any compensation plans, programs or arrangements of the Company and its affiliates after the Termination Date.

          3. The Company may withhold from any payments made under this Agreement all federal, state or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

          4. In consideration for the payments and benefits that Employee shall be provided under this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Employee on behalf of himself and his dependents, heirs, administrators, representatives, trustees, beneficiaries, executors, successors, assigns and any other person or entity, including any government agency seeking to assert a claim on his behalf, hereby unconditionally releases and forever discharges the Affiliated Companies and their respective agents, servants, officers, directors, employees, parents, attorneys, subsidiaries, divisions, affiliates, predecessors, successors and assigns, all their respective employee benefit plans and their administrators, trustees and other fiduciaries (severally and collectively called the "Released Parties") from any and all manner of injuries, causes of actions, claims, including, but not limited to, claims for back pay, front pay or reinstatement, and demands of any kind whatsoever, in law or in equity, and from all debts, counterclaims, cross-claims, rights, disputes, controversies, judgments, agreements, contracts, promises, representations, misrepresentations, allegations, obligations, duties, suits, expenses, assessments, penalties, charges, interest, losses, costs, damages, compensatory damages, consequential damages, punitive damages, sanctions, and liabilities whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, claimed or unclaimed, foreseen or unforeseen, suspected or unsuspected, discovered or undiscovered, accrued or unaccrued, anticipated or unanticipated, contingent or fixed, or any that Employee or any person or entity acting for Employee now has or hereafter may have against any of the Released Parties for any acts, circumstances, conduct, commissions, omissions, failure to act, practices or events up to and including the date hereof and the continuing effects thereof, it being Employee's intention to effect a general release of all claims. This general release includes, without in any way limiting the generality of the foregoing, all claims or causes of action based upon torts (such as, without limitation, negligence, fraud, defamation, libel, slander, tortious interference and/or wrongful discharge); express and implied contracts (including, without limitation, prior agreements between Employee and the Company); any claims for attorneys' fees; any claims arising out of or relating to Employee's employment or termination of employment with the Company; and any claims arising from any alleged violation by any of the Released Parties of any federal, state or local statutes, ordinances, rules, Executive Orders or regulations, including, but not limited to, any of the following, as amended:
Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Pennsylvania Worker's Compensation Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, the Civil Rights Act of 1991, and the Age Discrimination in Employment Act, and every other source of legal rights and obligations which may be waived and/or released; provided, however, that the foregoing release shall not adversely affect Employee's rights under this Agreement.

               Nothing in this release is intended as a waiver of, or to interfere with, (i) Employee's right to indemnification by the Company pursuant to, and to the extent provided in, Section 11 of the Company's By-Laws in existence on the date hereof, or (ii) Employee's right to file a charge under, or to testify, assist or participate in any manner in any investigation, hearing or proceeding under any statute over which the Equal Employment Opportunity Commission has jurisdiction; provided, however, that Employee agrees that the waiver and release in Paragraph 4 bars him from receiving any personal financial recovery or other personal remedy as a result of, or in connection with, any such charge, investigation, hearing or proceeding.

          5. Employee acknowledges and agrees that he shall be subject to the covenants set forth in Exhibit B to this Agreement which is incorporated by reference as if set forth fully in this Agreement.

          6. Employee agrees that he waives, releases and foregoes any chance, right or opportunity to seek employment with or to provide services to any of the Affiliated Companies, now or ever in the future, and further agrees that Employee will not apply for or accept any such employment or provide any such services, on his own behalf or on behalf of any other person or entity.

          7. The terms of this Agreement shall remain strictly confidential. Employee agrees that he will not, unless compelled by law or judicial process to do so, disclose or discuss, directly or indirectly, its terms with anyone other than his spouse, attorney and financial advisors. Notwithstanding the foregoing, the Company shall be entitled to make such public disclosure of this Agreement as the Company, in its sole and absolute judgment, deems necessary or appropriate under applicable law and regulations.

          8.   Employee and the Company agree to the following:

               a. Employee will not make, publish or disseminate any derogatory statements or comments, whether orally or in writing, about any of the Affiliated Companies or their officers or directors, or take any action which a reasonable person would expect, directly or indirectly, to impair the good will, business reputation or good name of any of them; and the officers and directors of the Company will not make, publish or disseminate any derogatory statements or comments, whether orally or in writing, about Employee, or take any action which a reasonable person would expect, directly or indirectly, to impair his good will, business reputation or good name.

               b. Employee agrees that he will cooperate with any Affiliated Company in any actual or threatened litigation or other proceedings, including but not limited to litigation involving current or former holders of Class B Common Stock of AquaSource, Inc. and/or former employee Donald Clayton. Such cooperation shall include, but not be limited to, testifying on any Affiliated Company's behalf at depositions, before administrative or regulatory bodies or in court or arbitration or similar proceedings. Company will reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in connection with the foregoing and approved in advance by Company.

          9. In addition to any other remedy herein set forth or otherwise available to the Company at law or in equity, in the event that Employee breaches or otherwise fails to observe any and all of the covenants, agreements or duties herein set forth, as determined by a court or other body of competent jurisdiction, the Company may, in its discretion, terminate this Agreement and shall thereafter be released from performing hereunder.

          10. It is expressly understood and agreed that by entering into this Agreement, the Company does not admit in any way that it has treated Employee unlawfully or wrongfully. To the contrary, the Company expressly denies that it has violated any of Employee's rights or harmed him in any way.

          11. Employee acknowledges that he has carefully read and fully understands all the provisions and effects of this Agreement; that he has had the opportunity to consult and thoroughly discuss all aspects of it with an attorney of his own choice; that he is voluntarily entering into this Agreement; and that neither the Company nor its agents or attorneys made any representations or promises concerning the terms or effects of this Agreement other than those contained herein.

          12. Employee acknowledges that he has been given no less than twenty-one (21) days to consider this Agreement before executing it. Employee acknowledges that he has been advised orally and by this writing to consult with an attorney prior to signing this Agreement. He further acknowledges that he may revoke this Agreement for a period of seven (7) days from the date he executes it (the "Revocation Period"), by notifying in writing, David R. High, Vice President and General Counsel of the Company at Cherrington Corporate Center, 400 Fairway Drive, Suite 300, Moon Township, PA 15108. In the event Employee revokes this Agreement during the Revocation Period, this Agreement shall be null and void in its entirety and all of the Company's obligations hereunder shall cease immediately.

          13. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law rules, except as preempted by federal law. In the event that there is any claim, dispute, or other matter in question arising out of or relating in any way, directly or indirectly, to this Agreement, the enforcement of any provision herein, breach of any provision thereof, the parties hereto expressly agree that it shall be submitted to the federal, state or local courts, as appropriate, of the Commonwealth of Pennsylvania located in the City of Pittsburgh and County of Allegheny, except as preempted by federal law. This provision to submit all claims, disputes or matters in question to such courts shall be specifically enforceable; and each party, hereby waiving any defense of inconvenient forum and waiving personal service of process and venue, consents to jurisdiction in Pennsylvania for all purposes of any other party seeking or securing any legal and/or equitable relief. The provisions hereof are severable, except the provisions of Paragraph 4 are not severable from the consideration provided in Paragraph 2. If any term, condition, clause or provision of this Agreement shall be deemed unenforceable, it shall have no effect on the enforceability of the other provisions hereof.

          14. THE PARTIES IRREVOCABLY WAIVE ANY AND ALL RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR ANY TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE PARTIES ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

          15. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and any amendments hereto shall not be effective unless they are in writing signed by all parties and/or their duly authorized representatives. The Employment Agreement, the Severance Agreement and the Non-Competition and Confidentiality Agreement shall be of no further force or effect after the Termination Date.

          16. This Agreement shall inure to the benefit of Employee, or, in the event of Employee's death, his estate.

          17. By signing this Agreement, Employee is making the following representation: "I HAVE READ THIS AGREEMENT, AND HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF MY CHOOSING ABOUT IT. I HAVE BEEN GIVEN THE NECESSARY TIME TO CONSIDER ITS CONTENTS AND I FULLY UNDERSTAND ALL OF ITS TERMS. I AM SIGNING THIS AGREEMENT VOLUNTARILY."

          This Agreement is executed this 19th day of October, 2001.

                                   EMPLOYEE

/s/ David R. High                  /s/ David D. Marshall
---------------------------        --------------------------------
Witness                            David D. Marshall



Attest:                            DQE, Inc.

/s/ Douglas L. Rabuzzi             By:/s/ David R. High
---------------------------        --------------------------------
Assistant Secretary                Executive Vice President

                                   EXHIBIT A
                                   ---------

                            Awarded/Vested Options


                                                    Options O/S  Expiration
     Date of Grant   Type of Grant   Option Price   And Vested      Date
     -------------   -------------   ------------   ----------

       01-26-98         NQSO/SAR       $33.1250       35,565      09/14/04
       12-18-98         NQSO/SAR       $43.4375       57,227      09/14/04
       02-08-99         NQSO/SAR       $39.5938       14,192      09/14/04
       02-08-99         NQSO/SAR       $39.5938        8,936      08/30/04
       02-08-99         NQSO/SAR       $39.5938        5,501      08/30/04
       10-21-99         NQSO/SAR       $38.0938       12,791      09/14/04
       10-21-99         NQSO/SAR       $38.0938        1,895      09/14/04
       10-21-99         NQSO/SAR       $38.0938        6,718      08/30/04
       10-21-99         NQSO/SAR       $38.0938          917      08/30/04
       10-21-99         NQSO/SAR       $38.0938        3,090      08/30/04
       10-21-99         NQSO/SAR       $38.0938          450      08/30/04
       10-21-99         NQSO/SAR       $38.0938        6,516      02/19/02
       10-21-99         NQSO/SAR       $38.0938          919      02/19/02
       01-27-00         NQSO/SAR       $46.3125       67,478      09/14/04
       05-11-00         NQSO/SAR       $40.5625       12,599      08/30/04
       05-11-00         NQSO/SAR       $40.5625          559      02/19/02
       05-11-00         NQSO/SAR       $40.5625        4,020      02/19/02
       05-11-00         NQSO/SAR       $40.5625        2,966      08/30/04
       08-17-00           NQSO         $40.5000       15,750      09/14/04
       08-18-00         NQSO/SAR       $40.3438        7,150      09/14/04
       11-14-00         NQSO/SAR       $32.8750       13,239      09/14/04

                                   EXHIBIT B
                                   ---------

                               CERTAIN COVENANTS
                               -----------------


     1.        Definitions. For purposes of this Exhibit B, the following
               -----------
               capitalized terms shall have the respective meanings set forth below:

          a. "Competing Business" shall mean any person, corporation or other entity which develops, produces, markets, sells or services (1) any energy product or service, including but not limited to gas or electric products or services, and/or (2) any product or service which is the same as or similar to products or services which the Company and/or an affiliate of the Company developed, produced, marketed, or sold, including but not limited to energy products and services, within the last year prior to the Termination Date.

          b. "Confidential Information" shall mean all information disclosed to Employee or known by Employee as a consequence of or through Employee's employment, which is not generally known in the industry in which the Company and/or an affiliate of the Company is or may become engaged, about the Company's or an affiliate's business, products, processes, and services, including but not limited to information relating to research, development, inventions, computer program designs, flow charts, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof. It includes, but is not limited to, proprietary information and trade secrets of the Company and its affiliates. It will be presumed that information supplied to the Company and its affiliates from outside sources is Confidential Information unless and until it is designated otherwise.

          c. "Invention" shall mean discoveries, concepts, and ideas, whether patentable or not, including, but not limited to apparatus, processes, methods, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective activities of the Company and its affiliates.

          d. "Works" shall mean all material and information created by Employee in the course of or as a result of Employee's employment by the Company which is fixed in a tangible medium of expression, including, but not limited to, notes, drawings, memoranda, correspondence, documents, records, notebooks, flow charts, computer programs and source and object codes, regardless of the medium in which they are fixed.

     2.   Confidentiality, Inventions, Works, Noncompete, Nonsolicitation, etc.
          --------------------------------------------------------------------

Employee acknowledges that the additional payments and benefits provided under this Agreement are substantial and are good and adequate consideration for the purposes of the covenants, promises and agreements of this Exhibit B and all other provisions of this Agreement.

          a. Employee acknowledges that all Confidential Information shall at all times remain the property of the Company and its affiliates (i.e., the parent of the Company, if any, or another company the majority interest of which is owned, directly or indirectly, by the Company or by a parent or subsidiary of the Company). Employee will not at any time directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information without having first obtained written permission from the Company to do so.

          b. (i) All Inventions made or conceived by Employee, either solely or jointly with others, (A) during Employee's employment by the Company and (B) within one (1) year after the Termination Date, whether or not such Inventions were made or conceived during the hours of Employee's employment or with the use of the Company's or an affiliates' facilities, materials, or personnel, will be the property of the Company or its nominees and (ii) Employee will, without royalty or any other additional consideration: (A) inform the Company promptly and fully of such Inventions by written report, setting forth in detail a description, the operation and the results achieved; (B) assign to the Company all Employee's right, title, and interest in and to such Inventions, any applications for United States and foreign Letters Patent, any continuations, divisions, continuations-in-part, reissues, extensions or additions thereof filed for upon such Inventions and any United States and foreign Letters Patent;
(C) assist the Company or its nominees, at the expense of the Company, to obtain, maintain and enforce such United States and foreign Letters Patent for such Inventions as the Company may elect; and (D) execute, acknowledge, and deliver to the Company at its expense such written documents and instruments, and do such other acts, such as giving testimony in support of Employee's inventorship and invention, as may be necessary in the opinion of the Company to obtain, maintain or enforce the United States and foreign Letters Patent upon such Inventions and to vest the entire right and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions.

          c. All Works created by Employee during his employment by the Company will be and remain exclusively the property of the Company. Each such Work is a "work for hire" and the Company may file applications to register copyright as author thereof. Employee will take whatever steps and do whatever acts the Company requests, including, but not limited to, placement of the Company's proper copyright notice on such Works to secure or aid in securing copyright protection and will assist the Company or its nominees in filing applications to register claims of copyright in such works. Employee will not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or network system, any Works of the Company without the written permission from the Company.

          d. Employee covenants and agrees that for a period of one (1) year following the Termination Date, Employee shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business located in the states of Pennsylvania, Ohio, West Virginia, Maryland, New York, New Jersey or Virginia. Employee recognizes that the Company and its affiliates conduct or intend to conduct business within the geographic area set forth herein, and therefore, Employee agrees that this restriction is reasonable and necessary to protect the Company's and its affiliates' business.

          e. Employee agrees that for a period of two (2) years following the Termination Date, Employee shall not, directly or indirectly, solicit the business of, or do business with, any customer, supplier, or prospective customer or supplier of the Company or an affiliate of the Company with whom Employee had direct or indirect contact or about whom Employee may have acquired any knowledge while employed by the Company.

          f. Employee agrees that for a period of two (2) years following the Termination Date, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company or an affiliate of the Company to leave the Company or an affiliate for any reason whatsoever, or hire or solicit the services of any employee of the Company or an affiliate.

          g. Employee acknowledges that the legal remedy available to the Company and its affiliates for any breach of covenants on the part of Employee will be inadequate, and, therefore, in the event of any threatened or actual breach of this Agreement, the Company or an affiliate shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in a court with appropriate jurisdiction. The existence of any claim or cause of action by Employee or other against the Company or an affiliate, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company or an affiliate of this Agreement.

          h. Promptly following the Termination Date, Employee will deliver to the Company the originals and all copies of notes, sketches, drawings, specifications, memoranda, correspondence, documents, records, notebooks, computer disks and computer tapes and other repositories of Confidential Information and inventions then in Employee's possession or under Employee's control, whether prepared by Employee or by others, and will deliver to the Company the originals and all copies of Works then in Employee's possession or under Employee's control.